UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 6, 2023

Neoleukin Therapeutics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-36327	98-0542593
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
188 East Blaine Street, Suite 450
Seattle, Washington 98102
(Address of principal executive offices) (Zip Code)
Registrant's telephone number, including area code (866) 245-0312

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.000001 par value	NLTX	The Nasdaq Global Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 2.05 Costs Associated with Exit or Disposal Activities
On March 6, 2023, the Board of Directors of Neoleukin Therapeutics, Inc. (the "Company") approved a reduction in force of the Company's workforce by approximately 70% and a re-prioritization of the Company’s focus to seek strategic alternatives to maximize shareholder value (the "Restructuring Plan"). The Company's current best estimate of costs it will incur for the Restructuring Plan total between $2.5 million and $3.0 million, consisting of employee related costs, including severance and benefits and equity compensation, contract termination costs, and other costs. Approximately $0.3 million of these costs are expected to be non-cash expenses. The majority of these costs are expected to be incurred during the first half of 2023, and the Company expects the execution of the Restructuring Plan will be substantially complete by the end of the second quarter of 2023. The estimates of costs and expenses that we expect to incur in connection with the Restructuring Plan are subject to a number of assumptions and actual results may differ materially. These costs are incremental to the exit and disposal costs previously disclosed in Item 5 of the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 14, 2022.
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers
In connection with the Restructuring Plan, Jonathan G. Drachman, M.D. will be resigning from his role as President, Chief Executive Officer, principal executive and financial officer, and will also be resigning as a director of the Company, all effective March 31, 2023 ("Separation Date"). Dr. Drachman’s resignation was not the result of any disagreement with the Company on any matter relating to its operations, policies or practices. In connection with his resignation, Dr. Drachman and the Company entered into a Separation Agreement and Release (“Separation Agreement”), pursuant to which, if the Separation Agreement becomes effective pursuant to its terms, Dr. Drachman will receive (i) his base salary and continued standard benefits until the Separation Date, (ii) cash severance payments equivalent to his base salary on the Separation Date for 12 months following the Separation Date in the form of salary continuation payments, payable in accordance with the Company’s standard payroll practices, (iii) premium payments for continued healthcare coverage for 12 months following the Separation Date, (iv) a lump-sum cash payment equivalent to three months’ worth of Dr. Drachman’s target cash bonus for 2023, (v) accelerated vesting of 100% of the option grant awarded to Dr. Drachman on August 2, 2022 (“August 2022 Grant”), such that the August 2022 Grant shall be fully vested and exercisable on the Separation Date, and (vi) extension of the post-termination exercise period in which Dr. Drachman may exercise all vested and exercisable option awards for 18 months following the Separation Date.
The foregoing summary of the Separation Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the Separation Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ending March 31, 2023.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: March 10, 2023
Neoleukin Therapeutics, Inc.
By: /s/ Donna M. Cochener
Name: Donna M. Cochener
Title: General Counsel, SVP Legal